Exhibit 99.1

Cerus Corporation Provides Updates on INTERCEPT Red Blood Cell Programs in the U.S. and Europe

Company to Host Conference Call and Webcast on Wednesday, October 16, 2024 at 5:00 p.m. EDT

CONCORD, CA, October 16, 2024 - Cerus Corporation (Nasdaq:CERS) today announced updates on the INTERCEPT red blood cell (RBC) programs in the U.S. and in Europe:

•	U.S. – New $248 million BARDA contract supports program beyond U.S. Phase 3 studies through anticipated PMA licensure and into commercialization

•	Europe – CE Mark review has concluded without approval; assessing strategy for anticipated future filing

“We are pleased with the progress we have made with our U.S. RBC program, which will now receive additional support from BARDA through a new contract valued at up to $248 million, intended to fund activities including continued improvement in the design of the product candidate and a future scale-up of commercial manufacturing activities,” commented Obi Greenman, Cerus’ president and chief executive officer. “In Europe, our CE Mark review under the Medical Device Regulation (MDR) has concluded without an approval. We believe that we can address the issues which prevented our approval in the context of an anticipated new regulatory submission.”

US – BARDA award and program update

In the U.S., Cerus has entered into a new six-year agreement with the Biomedical Advanced Research and Development Authority (BARDA), part of the U.S. Department of Health and Human Services’ Administration for Strategic Preparedness and Response, to further advance the development of the INTERCEPT RBC system. Valued at up to $248 million, this additional funding is intended to support a planned U.S. Food and Drug Administration (FDA) modular premarket approval (PMA) application and potential post-approval studies, accelerate development of an improved version of the INTERCEPT RBC system, and scale up the chemistry, manufacturing and controls (CMC) activities to enable a broad product launch, if approved. BARDA has awarded $32.1 million for the initial base period, with additional funding contingent on meeting specific contractual milestones.

In March 2024, Cerus announced positive topline results for the BARDA-funded ReCePI study, a pivotal U.S. Phase 3 clinical trial demonstrating non-inferiority for INTERCEPT RBCs compared to conventional RBCs when transfused to complex cardiac surgery patients. The Company is currently enrolling patients in its ongoing, BARDA-funded RedeS clinical trial, the second pivotal U.S. Phase 3 clinical trial in patient populations requiring RBC transfusion for acute and chronic anemia. Results from both trials are expected to be part of a planned modular PMA submission to the FDA, with the planned final PMA module expected to be submitted upon the anticipated completion of the RedeS trial.

“ReCePI investigators will be presenting a number of abstracts with study data at the Annual AABB meeting next week in Houston, including a plenary presentation,” said Richard Benjamin, M.D., Ph.D., Cerus’ chief medical officer. “We have recently begun enrolling at two additional RedeS study sites, including the Turkey site, but we are still assessing the potential impact to the anticipated timing of study completion and modular PMA submission, since these new sites began enrollment later than previously anticipated.”

The new BARDA contract will be funded in whole or in part with federal funds from the Department of Health and Human Services’ Administration for Strategic Preparedness and Response, Biomedical Advanced Research and Development Authority under Contract No. 75A50124C00046.

Europe – CE Mark review update

For Cerus’ MDR application in Europe, Cerus’ Notified Body, TÜV-SÜD, reviewed the modules for clinical, non-clinical, manufacturing and quality and found them to be satisfactory. However, the Competent Authority, CBG-MEB, reviewed the active pharmaceutical ingredient module and concluded that the data included in the module were insufficient to support the proposed classification of the impurity profile of the final product, necessitating TÜV-SÜD’s closure of Cerus’ MDR application without an approval. The Company, in collaboration with TÜV-SÜD, is assessing strategies for a potential enhanced new regulatory submission and the associated timeline.

“We continue to believe strongly in the need for pathogen inactivated RBCs and the regulatory dossier we filed in Europe. In addition to how we address the new questions CBG has raised, we want to take this opportunity to be thoughtful about leveraging the additional data that we have accumulated since our original CE Mark submission,” said Carol Moore, Cerus’ senior vice president. “For example, we believe the positive results from our U.S. Phase 3 ReCePI trial substantially expand the data available to evaluate the clinical safety and efficacy of INTERCEPT RBCs. We will be assessing how these data could allow us to propose a broader clinical indication in a potential new CE Mark submission in consultation with TÜV.”

Webcast

The Company will host a webcast later today at 5:00 P.M. EDT, during which management will provide an update on the INTERCEPT red blood cell program. To listen to the live webcast, please visit the Investor Relations page of the Cerus website at http://www.cerus.com/ir.

A replay will be available on Cerus’ website approximately three hours after the call through October 30, 2024.

ABOUT CERUS

Cerus Corporation is dedicated solely to safeguarding the world’s blood supply and aims to become the preeminent global blood products company. Headquartered in Concord, California, the company develops and supplies vital technologies and pathogen-protected blood components to blood centers, hospitals, and ultimately patients who rely on safe blood. The INTERCEPT Blood System for platelets and plasma is available globally and remains the only pathogen reduction system with both CE mark and FDA approval for these two blood components. In the US, the INTERCEPT Blood System for Cryoprecipitation is approved for the production of Pathogen Reduced Cryoprecipitated Fibrinogen Complex (commonly referred to as INTERCEPT Fibrinogen Complex), a therapeutic product for the treatment and control of bleeding, including massive hemorrhage, associated with fibrinogen deficiency. The INTERCEPT red blood cell system is in late-stage clinical development. For more information about Cerus, visit www.cerus.com and follow us on LinkedIn.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

FORWARD-LOOKING STATEMENTS

Except for the historical statements contained herein, this press release contains forward-looking statements concerning the Cerus’ INTERCEPT RBC programs and prospects, including statements relating to: the potential value of and funding opportunity under the new BARDA agreement; Cerus’ expectations with respect to activities intended to be funded under the new BARDA agreement, including with respect to Cerus’ planned modular PMA application to the FDA for the INTERCEPT RBC system; the anticipated completion of the RedeS clinical trial and the related planned final PMA module submission; the potential approval and launch of the INTERCEPT RBC system in the U.S.; the potential for Cerus to submit an enhanced new regulatory submission for the INTERCEPT RBC system in Europe and Cerus’ belief in its ability to address the issues that prevented CE mark approval for the INTERCEPT RBC system; and other statements that are not historical fact. Actual results could differ materially from these forward-looking statements as a result of certain factors, including without limitation, risks associated with: the uncertain nature of BARDA’s funding over which Cerus has no control as well as actions of Congress and governmental agencies that may adversely affect the availability of funding under the new BARDA agreement and/or BARDA’s exercise of any potential subsequent option periods, such that the total actual value of the new BARDA agreement to Cerus may be substantially less than anticipated; unfavorable provisions in government contracts, including the risks that BARDA is entitled to terminate the new BARDA agreement at any time for its convenience and is not otherwise obligated to provide continued

funding beyond current year amounts from Congressionally approved annual appropriations; the uncertain and time-consuming development and regulatory process, including the risks that (a) the FDA could require additional clinical data not contemplated by the new BARDA agreement to support Cerus’ planned modular PMA submission for the INTERCEPT RBC system and that if additional clinical development is required, it will require funding that Cerus does not currently have, (b) Cerus may be unable to meet FDA requirements to initiate or complete its planned modular PMA submission for the RBC system in a timely manner or at all, and even if such planned modular PMA submission is submitted, Cerus may be unable to obtain FDA approval of the RBC system in a timely manner or at all, (c) Cerus may be unable to complete enrollment in its RedeS study and/or report data from its RedeS study in a timely manner or at all, and even if completed, the results of the RedeS study may not be supportive of Cerus’ planned modular PMA submission for the INTERCEPT RBC system and/or any FDA approval of the INTERCEPT RBC system, (d) Cerus may be unable to address the issues that prevented CE mark approval for the INTERCEPT RBC system in a timely manner or at all, (e) Cerus may be unable to meet the applicable requirements for a new regulatory submission in Europe for INTERCEPT RBCs in a timely manner or at all, and that Cerus may otherwise determine to substantially delay or abandon its efforts to seek CE Mark approval of the INTERCEPT RBC system, and (f) Cerus may otherwise be unable to obtain any regulatory approvals of the INTERCEPT RBC system in a timely manner or at all; Cerus’ ability to maintain an effective, secure manufacturing supply chain, including the risk that Cerus may be required to engage and validate a new supplier for key components of the INTERCEPT RBC system, which would substantially delay any new regulatory submission in Europe for INTERCEPT RBCs and/or a review decision thereon; commercialization and market acceptance of, and customer demand for, the INTERCEPT RBC system, if approved; successfully launching a new commercial product; Cerus‘ ability to demonstrate to the transfusion medicine community and other health care constituencies that pathogen reduction and the INTERCEPT Blood System, including the INTERCEPT RBC system, is safe, effective and economical; future opportunities and plans, including the uncertainty of Cerus’ future capital requirements and the sufficiency of its cash resources and anticipated funding under the new BARDA agreement, as well as other risks detailed in Cerus’ filings with the Securities and Exchange Commission, including under the heading “Risk Factors” in Cerus’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, filed with the SEC on August 1, 2024. Cerus disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

Contact:

Jessica Hanover

Cerus Corporation

925-288-6137

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